Exhibit 10.3

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of March 11, 2008 (this “Amendment”), by and among Handleman Company, a Michigan corporation (“Holdings”), Handleman Services Company, a Michigan corporation (“Handleman Services”), the other subsidiaries of Holdings identified on the signature page hereto as “Borrowers” (such Subsidiaries, together with Handleman Services, are referred to individually as a “Borrower” and collectively, jointly and severally, as “Borrowers”), certain subsidiaries of Holdings identified on the signature page hereto as “Credit Parties” (“Credit Parties”), the Lenders (as defined below) party hereto, and General Electric Capital Corporation (“GE Capital”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, Holdings, Borrowers, Credit Parties, the lenders party thereto from time to time (“Lenders”) and Agent are parties to that certain Credit Agreement, dated April 30, 2007 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement “), pursuant to which Lenders have agreed to make, and have made, certain loans and other financial accommodations to Borrowers;

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders agree to waive certain Events of Default that have occurred and are continuing, and amend certain terms and conditions of the Credit Agreement, in each case, as more fully set forth herein; and

WHEREAS, Agent and Lenders have agreed to waive such Events of Default and to make such amendments to the Credit Agreement, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. All terms used herein which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein.

2. Amendments to Credit Agreement.

(a) Section 1.5(a) of the Credit Agreement, Interest and Applicable Margins, is hereby amended and restated by amending the table entitled “Applicable Margins” as follows:

“Applicable Margins

	Level I	Level II	Level III
Applicable Revolver Index Margin	1.00%	1.25%	1.50%
Applicable Revolver LIBOR Margin	2.50%	2.75%	3.00%
Applicable L/C Margin	2.50%	2.75%	3.00%
Applicable Unused Line Fee Margin	0.50%	0.50%	0.50%”

(b) Section 2.2 of the Credit Agreement, Further Conditions to Each Loan, is hereby amended by deleting the word “or” at the end of clause (h) thereof, by deleting the period at the end of clause (i) and adding a semicolon and the word “and” in its stead, and by adding the following clause to the end thereof, to read in its entirety as follows:

“(j) Agent shall have reasonably determined that the Borrowers are, and shall remain, in compliance with the requirements of Section 6.23.”

(c) Article III of the Credit Agreement is hereby amended by adding the following new Section to the end thereof to read in its entirety as follows:

“3.42 Cash Flow Forecast. On or before the Fifth Amendment Effective Date, Holdings has furnished to Agent the Cash Flow Forecast. The Cash Flow Forecast, when delivered and, as updated and extended from time to time pursuant to Section 4.1(a), shall be believed by Credit Parties, at the time furnished, to be reasonable, shall have been prepared on a reasonable basis and in good faith by Credit Parties, and shall have been based on assumptions believed by Holdings to be reasonable at the time made and upon the best information then reasonably available to Credit Parties, and no Credit Party shall be aware of any facts or information that would lead it to believe that such Cash Flow Forecast, as so updated, is incorrect or misleading in any material respect.”

(d) Section 5.20 of the Credit Agreement, Deposit Accounts, is hereby amended and restated in its entirely to read as follows:

“Section 5.20 Deposit Accounts. By not later than May 15, 2008, Credit Parties shall provide evidence, satisfactory in form and substance to Agent, that Credit Parties have obtained control agreements, in form and substance satisfactory to Agent with respect to all Deposit Accounts maintained by any Credit Party in the U.K., such that all Cash and Cash Equivalents deposited in such Deposit Accounts would constitute Blocked Cash.”

(e) Article V of the Credit Agreement, Affirmative Covenants, is hereby amended by adding the following new Sections to the end thereof to read in their entirety as follows:

“5.23 Projections. By not later than March 30, 2008, Holdings shall deliver to Agent the Projections of Holdings and its Subsidiaries for the remaining period of Fiscal Year 2008 and all of Fiscal Year 2009, including monthly projections for each month from March 2008 through April 2009, which Projections shall (a) be consistent with the Financial Plan and the Cash Flow Forecast (other than the Financial Plan and Cash Flow Forecast provided in April 2004 for fiscal year 2008) and demonstrate the absence of any Default or Event of Default, (b) be in form and substance satisfactory to Agent in its sole discretion, (c) show Consolidated Adjusted EBITDA for each period in an amount not less than the amount required to satisfy the cash flow needs of Holdings and its Subsidiaries during such period, including, without limitation, amounts required to fund interest and loan servicing payments, Capital Expenditures, License Advances, Exclusive Distribution Costs and Software Development Costs payable during such period, and (d) be accompanied by a certificate of an Authorized Officer of Holdings, in form and substance satisfactory to Agent, certifying that (i) such Projections have been prepared on a reasonable basis and in good faith by Credit Parties, and are based on good faith estimates and assumptions believed by Credit Parties to be reasonable at the time made and upon the best information then reasonably available, (ii) at the time furnished, such Projections are believed by the management of Credit Parties to be reasonable and attainable, (iii) no Credit Party is aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect, and (iv) such Projections are consistent with the Financial Plan and the Cash Flow Forecast of Credit Parties.

5.24 Investment Banker. By not later than March 31, 2008, Credit Parties shall have (i) retained an investment banker, acceptable to Agent, for the purpose of exploring strategic options with respect to Crave/SVG, pursuant to a written agreement in form and substance acceptable to Agent and Lenders, and (ii) delivered a fully-executed copy of such agreement to Agent, certified as true and correct by an Authorized Officer of Holdings. The Credit Parties shall continue the retention of such investment banker until such time as Credit Parties receive the prior written consent of Agent to discontinue such retention. At all times during the retention of such investment banker, Credit Parties shall provide such investment banker’s representatives with all assistance and cooperation necessary to fully perform their duties under such retention agreement, and, upon Agent’s reasonable request, and in any event, not less than once every two weeks, shall make such investment banker’s representatives available to Agent and Lenders to discuss the process and progress of each strategic option and each aspect thereof, including the parties involved therewith.

5.25 Operational Advisor. Upon the request of Agent to Holdings, the Credit Parties shall promptly, and in any event, within five (5) Business

Days following the receipt of such request, retain and continue the retention of an operational advisor, which operational advisor shall be selected by the Credit Parties from a list of three (3) operational advisors identified to the Credit Parties by Agent as being acceptable to Agent, as their operational advisor pursuant to a written agreement in form and substance acceptable to Agent and the Lenders. At all times during the retention of any such operational advisor, the Credit Parties shall (a) provide such operational advisor’s representatives with all assistance and cooperation necessary to fully perform their duties under such retention agreement, and (b) cause such operational advisor and members of the management of Credit Parties to (i) participate in weekly telephone meetings with Agent to discuss the affairs, financial performance, operational performance, customers and suppliers, finances and accounts of the Credit Parties, the Cash Flow Forecast, compliance issues and other matters requested by Agent, and (ii) promptly respond to questions from Agent and otherwise promptly meet (by telephone or otherwise) with Agent upon request to discuss matters involving Credit Parties and/or the Loan Documents.”

(f) Section 6.6(a) of the Credit Agreement, Investments, is hereby amended and restated by deleting clauses (iv) and (v) in their entirety and inserting the following in lieu hereof:

“(iv) maintained in Canada, whether or not in Blocked Accounts, but excluding any Blocked Cash, will not exceed $1,000,000; and (v) maintained in the United Kingdom, whether or not in Blocked Accounts, but excluding any Blocked Cash, will not exceed $2,000,000 for more than one Business Day; provided; however, notwithstanding anything to the contrary contained in this Section 6.6(a), under no circumstances shall Deposit Accounts used for collection of customer payments be maintained unless such Deposit Account is also a Blocked Account;”

(g) Article VI of the Credit Agreement, Negative Covenants, is hereby amended by adding a new Section to the end thereof to read in its entirety as follows:

“6.23 Compliance with Cash Flow Forecast. Commencing on the date that is two weeks following the Fifth Amendment Effective Date, Holdings shall not, and shall not permit any of its Subsidiaries to, exceed by more than 15% the “Aggregate Disbursements” line item set forth in the Cash Flow Forecast tested on a cumulative basis.”

(h) Section 8.1(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 4, Sections 5.1, 5.2, 5.4, 5.5, 5.7, 5.8, 5.10, 5.11, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24 or 5.25 or Section 6; or”

(i) Annex A of the Credit Agreement, Definitions, is hereby amended by adding the following definitions thereto, in appropriate alphabetical order:

““Cash Flow Forecast” means the thirteen-week cash flow forecast of Credit Parties delivered to Agent on or prior to the Fifth Amendment Effective Date, setting forth the cash receipts and disbursements of Credit Parties and the Loans projected to be outstanding on a weekly basis during such period, in form and substance satisfactory to Agent, and consistent with the Financial Plan and the Projections (other than the Financial Plan and Projections furnished in April 2007 for fiscal year 2008), which Cash Flow Forecast shall be updated, extended and delivered to Agent in accordance with Section 4.1(a), which updates shall be consistent with the Cash Flow Forecast provided to Agent on the Fifth Amendment Effective Date, the Financial Plan and the Projections.

“Exclusive Distribution Costs” means upfront fees paid to customers in exchange for exclusivity rights.

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement, dated as of March 11, 2008, by and among Credit Parties, Lenders and Agent.

“Fifth Amendment Effective Date” has the meaning ascribed to the term “Amendment Effective Date” in the Fifth Amendment.

“Fifth Amendment Fee Letter” means the letter agreement, dated the Fifth Amendment Effective Date, between Borrowers and GE Capital.

“Minimum Asset Coverage” has the meaning ascribed to it in Annex G.

(j) Annex A of the Credit Agreement, Definitions, is hereby amended by amending and restating the following definitions to read in their entirety as follows:

““Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

a. 85% of the book value of Borrower Parties’ Eligible Accounts; plus

b. the lesser of (a) 60% of Borrower Parties’ Eligible Inventory valued at the lower of cost (determined on a first in, first out basis) or market or (b) 85% of the Net Orderly Liquidation Value of Borrower Parties’ Eligible Inventory; plus

c. the collected balance of any cash maintained by Term Loan Agent in any “Cash Collateral Account” as defined in the Term Loan Agreement; minus

d. the Term Loan Reserve; minus

e. the Minimum Availability Amount; minus

f. any other Reserves established by Agent at such time;

provided, however, Agent shall retain the right, in its sole discretion, from time to time after the Closing Date to modify advance rates set forth above.

“Minimum Availability Amount” means $40,000,000.

“Term Loan Reserve” means the sum of (i) outstanding principal amount of the Tranche A Term Loan plus (ii) the outstanding principal amount of the Last-Out Revolving Loans.”

(k) Annex A of the Credit Agreement, Definitions, is hereby amended by amending and restating clause (v)(a) of the definition of the term “Cash Equivalents” contained therein, to read in its entirety as follows:

“(a) has one hundred percent (100%) of its assets invested continuously in the types of investments referred to in subclauses (i) and (ii) above,”

(l) Annex A of the Credit Agreement, Definitions, is hereby amended by adding the phrase “Fifth Amendment Fee Letter,” after the phrase “GE Capital Fee Letter,” contained in the definition of the term “Loan Documents” contained therein.

(m) Annex A the Credit Agreement, Definitions, is hereby amended by deleting the definition of the term “Incremental Availability Reserve” contained therein, and each reference to the term “Incremental Availability Reserve” contained in the Credit Agreement is hereby deleted.

(n) Annex E of the Credit Agreement, Financial Statements and Projections – Reporting, is hereby amended by deleting such Annex in its entirety and replacing it with Annex E attached hereto.

(o) Annex F of the Credit Agreement, Collateral Reports, is hereby amended by deleting such Annex in its entirety and replacing it with Annex F attached hereto.

(p) Annex G of the Credit Agreement, Financial Covenants, is hereby amended by deleting such Annex in its entirety and replacing it with Annex G attached hereto

(q) Schedule 5.14 of the Credit Agreement, Deposit and Securities Accounts, is hereby amended and restated to read in its entirety as set forth on Schedule 5.14 hereto.

3. Conditions to Effectiveness. This Amendment shall become effective (the “Amendment Effective Date”) upon satisfaction in full of the following conditions precedent:

(a) Immediately after giving effect to this Amendment, (i) the representations and warranties contained in this Amendment, the Credit Agreement and the other Loan Documents shall be correct on and as of the date of this Amendment as though made on and as of such date (except where such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing (or would result from this Amendment becoming effective in accordance with its terms).

(b) Agent shall have received counterparts of this Amendment that bear the signatures of each of Credit Parties, Agent and Lenders.

(c) Agent shall have received the Fifth Amendment Fee Letter, duly executed by the parties thereto.

(d) Agent shall have received the Cash Flow Forecast for the 13 week period ending May 24, 2008, together with a certificate of an Authorized Officer of Holdings stating that such Cash Flow Forecast has been prepared on a reasonable basis and in good faith and is based on assumptions believed by Credit Parties to be reasonable at the time made and from the best information then available to Credit Parties, which Cash Flow Forecast shall be in form and substance satisfactory to Agent.

(e) Borrowers shall have paid to Agent, in immediately available funds, all amounts due and owing to any Agent or any Lender in connection with the Loan Documents.

(f) Agent shall have received a copy of an amendment (or similar agreement), in form and substance reasonably satisfactory to Agent, duly executed by Credit Parties, Term Loan Agent, and Term Loan Lenders amending and waiving the corresponding provisions of the Term Loan Agreement.

4. Waiver.

(a) Credit Parties have advised Agent and Lenders that certain Events of Default have occurred have occurred and are continuing under Section 8.1 of the Credit Agreement due to the failure of Credit Parties to prepay the Borrowing Base Excess, as required by Section 1.3(b)(i) and 6.21(c) of the Credit Agreement (such Events of Default, the “Specified Events of Default”).

(b) At the request of Credit Parties, effective upon the Amendment Effective Date, Agent and Lenders hereby waive each Specified Event of Default that occurred prior to the date hereof.

(c) The waivers set forth in Section 4(b) above shall be effective only in this specific instance and for the specific purposes set forth herein, and do not allow for any other or further departure from the terms and conditions of the Credit Agreement (including, without limitation, any further violation of Sections 1.3(b)(i) or 6.21(c) of the Credit Agreement), or any further amendment of any other provision of the Credit Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

5. Credit Parties’ Representations and Warranties. Each Credit Party represents and warrants to Agent and Lenders as follows:

(a) Such Credit Party (i) is duly organized, validly existing and in good standing under the laws of the state of its organization and (ii) has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Credit Agreement, as amended hereby.

(b) The execution, delivery and performance by such Credit Party of this Amendment and the performance by such Credit Party of the Credit Agreement, as amended hereby (i) have been duly authorized by all necessary action, (ii) do not and will not violate or create a default under such Credit Party’s organizational documents, any applicable law or any contractual restriction binding on or otherwise affecting such Credit Party or any of such Credit Party’s properties, and (iii) except as provided in the Loan Documents, do not and will not result in or require the creation of any Lien, upon or with respect to such Credit Party’s property.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required in connection with the due execution, delivery and performance by such Credit Party of this Amendment or the performance by such Credit Party of the Credit Agreement, as amended hereby.

(d) This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their terms except to the extent the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.

(e) Immediately after giving effect to this Amendment, (i) the representations and warranties contained in the Credit Agreement are correct on and as of the date of this Amendment as though made on and as of the date hereof (except where such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) no Default or Event of Default has occurred and is continuing (or would result from this Amendment becoming effective in accordance with its terms).

6. Continued Effectiveness of Credit Agreement. Each Credit Party hereby (a) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Amendment Effective Date all references in any such

Loan Document to (i) “the Credit Agreement”, “hereto”, “hereof”, “hereunder”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, (b) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to Agent, for the ratable benefit of Lenders, or to grant to Agent, for the ratable benefit of Lenders a security interest in or Lien on, any Collateral as security for the Obligations of the Credit Party, or any of their respective Subsidiaries from time to time existing in respect of the Credit Agreement and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects, and (c) confirms and agrees that no amendment of any terms or provisions of the Credit Agreement, or the amendments granted hereunder shall relieve any Credit Party from complying with such terms and provisions other than as expressly amended hereby or from complying with any other term or provision thereof or herein.

7. Release. Each Credit Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to Credit Parties and their Affiliates under the Credit Agreement and the other Loan Documents. Notwithstanding the foregoing, Credit Parties wish (and Agent and Lenders agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect Agent’s or any Lenders’ rights, interests, security and/or remedies under the Credit Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Credit Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent and each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, arising out of, connected with or related in any way to the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Credit Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

8. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic method shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties to this Amendment hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment.

(d) Borrowers will pay on demand all reasonable fees, costs and expenses of Agent and Lenders in connection with the preparation, execution and delivery of this Amendment or otherwise payable under the Credit Agreement, including, without limitation, reasonable fees disbursements and other charges of counsel to Agent and Lenders.

(e) This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and interpreted in accordance with the terms thereof. Accordingly, it shall be an Event of Default under the Credit Agreement if any representation or warranty made or deemed made by any Credit Party under or in connection with this Amendment shall have been incorrect when made or deemed made or if any Credit Party fails to perform or comply with any covenant or agreement contained herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

HANDLEMAN CATEGORY MANAGEMENT COMPANY

By:
Name:
Title:

HANDLEMAN SERVICES COMPANY

By:
Name:
Title:

HANDLEMAN REAL ESTATE LLC

By:
Name:
Title:

SVG DISTRIBUTION, INC.

By:
Name:
Title:

CRAVE ENTERTAINMENT, INC.

By:
Name:
Title:

FIFTH AMENDMENT TO CREDIT AGREEMENT

ARTIST TO MARKET DISTRIBUTION LLC

By:
Name:
Title:

REPS, L.L.C.

By:
Name:
Title:

FIFTH AMENDMENT TO CREDIT AGREEMENT

CREDIT PARTIES:

HANDLEMAN COMPANY

By:
Name:
Title:

CRAVE ENTERTAINMENT GROUP, INC.

By:
Name:
Title:

HANLEY ADVERTISING COMPANY

By:
Name:
Title:

HANDLEMAN COMPANY OF CANADA LIMITED

By:
Name:
Title:

HANDLEMAN UK LIMITED

By:
Name:
Title:

FIFTH AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender

By:
Name:
Title:

FIFTH AMENDMENT TO CREDIT AGREEMENT

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Lender

By:
Name:
Title:

ANNEX E (Section 4.1(a))

to

CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

a. Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each Fiscal Month (including Fiscal Months which began prior to the Closing Date), the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Month and the related consolidated and consolidating statements of income, stockholders equity and cash flows of Holdings and its Subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period;

b. Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

c. Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements an unqualified opinion thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Agent (which opinion shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern, scope of audit or otherwise), and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with the standards of the Public Company Account Oversight Board (United States)) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of Section 6.7 and Annex G (and the defined terms contained therein), (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 or Annex G has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that Holdings and its Subsidiaries have failed to comply with the terms, covenants, provisions or conditions contained in Section 6.7 or Annex G of this Agreement insofar as such provisions relate to accounting matters, and (4) if Holdings is then subject to Section 404 of the Sarbanes Oxley Act of 2002, a report on the effectiveness of Holdings’ internal control over financial reporting;

d. Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to paragraphs (a), (b) and (c) of this Annex E, a duly executed and completed Compliance Certificate;

e. Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to paragraph (b) or (c) of this Annex E will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Agent;

f. Notice of Default. Prompt written notice (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, or (iv) the occurrence of any Internal Control Event which is required to be publicly disclosed of which any officer of Holdings or any of its Subsidiaries has knowledge which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

g. Notice of Litigation. Prompt written notice of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by Holdings to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or which arises in respect of any material Indebtedness of Holdings or its Subsidiaries or alleges any criminal misconduct by any Credit Party together in each case with such other information as may be reasonably available to Holdings or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters;

h. ERISA. (i) Upon the earlier of (x) an occurrence of or (y) knowledge that there may be an occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

i. Financial Plan. As soon as practicable and in any event no later than the first day of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated and consolidating balance sheet and forecasted consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.7 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agent and accompanied by a certificate from the chief financial officer of Holdings certifying that the projections contained therein are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made and at the time of delivery thereof;

j. Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

k. Notice of Change in Board of Directors or Similar Governing Body. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings or any of its Subsidiaries;

l. Notices Regarding Material Contracts and Material Customers. Promptly, and in any event within two (2) Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or that could reasonably be expected to be adverse to Agent or the Lenders, (ii) after receiving or sending any notice of default with respect to any Material Contract of Holdings or any of its Subsidiaries, (iii) after receiving any material notice or other material communication from any Material Customer, including, without limitation, any quarterly or annual performance review from any such Material Customer, or after sending any material notice or other material communication to any Material Customer, or (iv) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments, such notices or other communications or new contracts, delivered to Agent, and an explanation of any actions being taken with respect thereto;

m. Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any Environmental Liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

n. Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income or corporate tax return (and in the case of any Canadian Credit Party, each provincial income or corporate tax return) filed by or on behalf of any Credit Party;

o. Good Standing Certificates. Within thirty (30) days after the last day of each Fiscal Quarter, a certificate of good standing (or non-U.S. equivalent thereof) for each Credit Party from the appropriate governmental officer in its jurisdiction of incorporation, formation or organization;

p. Violations of Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Stock of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;

q. Appraisals and Field Examinations.

(i) Real Estate Appraisals. Each year, commencing with the Fiscal Year ended May 3, 2008, not later than the date by which the annual financial statements are required to be delivered hereunder pursuant to paragraph (c) of this Annex E, the Credit Parties shall deliver to Agent, at the sole cost and expense of such Credit Parties, an appraisal report, performed by appraisers selected by Agent, which appraisal shall reflect the fair market value of the real property owned by the Credit Parties, in form and substance satisfactory to Agent;

(ii) Inventory Appraisals. Each Credit Party, at its own expense, shall deliver to Agent such appraisals of its Inventory as Agent may request from time to time (provided that, so long as no Default or Event of Default shall have occurred and be continuing, Credit Parties shall not be required to reimburse Agent for more than four (4) appraisals per Fiscal Year, three (3) of which may be desktop appraisals), such appraisals to be conducted by an appraiser, and in form, scope and substance reasonably satisfactory to Agent; and

(iii) Periodic Field Examinations. From time to time as Agent may reasonably request, at Credit Parties sole cost and expense (including, without limitation, field audit charges of (a) $950 per diem per internal auditor (or the then prevailing rate charged by Agent, whichever is greater) and/or (b) the actual prevailing rate charged by any external auditor, plus, in each case, the actual out-of-pocket expenses), each Credit Party shall assist Agent and its representatives (provided that Agent shall use commercially reasonable efforts to engage its internal audit staff to perform such field exams) in field exams and collateral inspections to be performed by Agent or its representatives, such field exams to be in form, scope and substance reasonably satisfactory to Agent (provided that, so long as no Default or Event of Default shall have occurred and be continuing, Credit Parties shall not be required to reimburse Agent for more than four (4) field exams per Fiscal Year).

r. SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person;

s. Term Loan Agreement and Equity Notices. To Agent, as soon as practicable, copies of all written notices given or received by any Credit Party with respect to any Term Loan Document or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Term Loan Document, notice of such event of default; and

t. Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries; (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party (other than any routine inquiry); (C) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Credit Party by its auditors in connection with any annual or interim audit of the books thereof; (D) promptly upon receipt or delivery thereof, copies of all documents received or delivered in connection with the Term Loan Documents; (E) promptly upon request by Agent, evidence reasonably acceptable to Agent of all checks written on any Canadian or United Kingdom Blocked Accounts, and (F) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Agent.

u. Cash Flow Forecast. On or before the fifth Business Day following the Friday of the previous week, (A) an updated and extended copy of the Cash Flow Forecast, which Cash Flow Forecast, when delivered and as so updated and extended, shall (1) be consistent with the Cash Flow Forecast delivered to Agent on or prior to the Fifth Amendment Effective Date, the Projections and the Financial Plan (other than the Projections and Financial Plan provided in April 2007 for fiscal year 2008), (2) be believed by Credit Parties at the time furnished to be reasonable, (3) be prepared on a reasonable basis and in good faith, (4) be based on assumptions believed by Credit Parties to be reasonable at the time made and upon the best information then reasonably available to Credit Parties, and (5) cover a period of the thirteen consecutive weeks, commencing with the Friday of the most recently-ended week, and shall be accompanied by a certificate of an Authorized Officer certifying as to the matters set forth in subclauses (1), (2), (3) and (4) above; and (B) a reconciliation of variances above 5% and greater than $100,000 of the actual cash receipts, disbursements, net cash, and outstanding Loans and Term Loans of Credit Parties for the most recently-ended week (on a weekly and cumulative basis) to the amount set forth in each line item in the Cash Flow Forecast for such week (and on a cumulative basis), (ii) a narrative detailing any discrepancies between the actual results for such week (and on a cumulative basis) and the Cash Flow Forecast for such week (and on a cumulative basis), and (iii) an outline of actions to be taken by Credit Parties to eliminate any adverse discrepancies above 5% and greater than $100,000, if any, and to return to compliance with the Cash Flow Forecast, in each case, in form and substance satisfactory to Agent.

ANNEX F (Section 4.1(B))

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CREDIT AGREEMENT

COLLATERAL REPORTS

Borrowers shall deliver or cause to be delivered the following:

a. Borrowing Base Certificate. On (i) each Business Day, current as of the close of business on the immediately preceding Business Day (except (A) the Accounts and Inventory of Crave Entertainment Group, Inc. and its Subsidiaries, which shall be current as of the close of business on the second preceding Business Day, and (B) the Accounts of Handleman UK Limited, which shall be current on a weekly basis), (x) a Borrowing Base Certificate, supported by schedules showing the derivation thereof and containing such detail and other information as Agent may reasonably request from time to time, (y) an Accounts aging report of each Credit Party (collectively and by individual customer), and (z) an accounts payable aging report of each Credit Party (collectively and by individual vendor); and (ii) the twentieth day of each Fiscal Month or, if such date is not a Business Day, the next succeeding Business Day, a Borrowing Base Certificate, current as of the close of business on the last Business Day of the immediately preceding Fiscal Month, supported by schedules showing the derivation thereof and containing such detail and other information as Agent may reasonably request from time to time, together with all accrual updates since the previous Borrowing Base Certificate delivered pursuant to this paragraph (a)(ii); provided that (1) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by Agent but not including the date on which a subsequent Borrowing Base Certificate is received by the Agent, unless Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof and (2) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, the Agent’s good faith business judgment shall control.

b. Inventory Report. Together with each Borrowing Base Certificate, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

c. Aging Reports. Together with each delivery of financial statements of Holdings and each other Credit Party pursuant to paragraphs (a), (b) and (c) of Annex E, (and, in the case of clause (ii) and (iii) below, with each delivery of each monthly Borrowing Base Certificate in accordance with this Annex F, and in the case of clause (i) below, commencing with financial statements of Holdings delivered on or after June 30, 2007): (i) a summary of the Accounts aging report of each Credit Party as of the end of such period; (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period, (iii) a detailed calculation of the Dilution for the period then ended, including a break-down by operating Subsidiary; and (iv) a report listing all Inventory of the Credit Parties, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location) and such other information as Agent may request, in each case, all in detail and in form and substance reasonably satisfactory to Agent.

d. Information Regarding Collateral. Each Credit Party will furnish to Agent not less than 30 days’ prior written notice of any change (i) in such Credit Party’s corporate name, (ii) in such Credit Party’s identity or corporate structure, (iii) in such Credit Party’s federal taxpayer identification number, (iv) in such Credit Party’s location (as defined in the PPSA), head office or chief executive office, or (v) in the location of any material assets of such Credit Party. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Code, PPSA or otherwise that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Each Credit Party will furnish to Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein. Each Credit Party also agrees promptly to notify Agent in writing if any Collateral having a fair market value in excess of $100,000 is lost, damaged or destroyed.

e. Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (c) of Annex E, each Credit Party shall deliver to Agent an Officer’s Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes.

f. Other Collateral Reports.

(i) To Agent, on Wednesday of each week or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to each Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of such Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding week or the date two (2) days prior to the date of any such request;

(ii) To Agent, at the time of delivery of each of the monthly or annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright or other Intellectual Property filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Month;

(iii) Each Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

(iv) Each Borrower, at its own expense, shall deliver to Agent up to four (4) inventory appraisals per calendar year (three (3) of which may be desktop appraisals) as Agent may request at any time (provided that the number of appraisals shall not be limited after the occurrence and during the continuance of an Event of Default), such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(v) Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

ANNEX G (Section 6.7)

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CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Consolidated Adjusted EBITDA. Holdings shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Month, beginning with the Fiscal Month ending on or about June 30, 2008, for the trailing twelve-month period then ended to be less than an amount to be agreed between Credit Parties and Agent based upon the Projections required to be delivered to Agent pursuant to Section 5.23; provided that in any event, such agreed minimum Consolidated Adjusted EBITDA amount must be approved by Requisite Lenders.

(b) Maximum Consolidated Capital Expenditures, License Advances, Exclusive Distribution Advances and Software Development Costs. Holdings shall not make or incur any Capital Expenditures, License Advances, Exclusive Distribution Advances or Software Development Costs. Holdings shall not permit its Subsidiaries to make or incur Consolidated Capital Expenditures, License Advances, Exclusive Distribution Advances and Software Development Costs, during the period from January 1, 2008 through May 31, 2008, in an aggregate amount for all of its Subsidiaries in excess of $4,000,000; provided that Agent, in its reasonable discretion, may approve such expenditures in excess of $4,000,000.

(c) Maximum Lease Obligations. Holdings shall not create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any personal property under leases or agreements to lease other than (A) obligations in respect of Capital Leases which would not cause the aggregate amount of all obligations under Capital Leases entered into after the Closing Date owing by Holdings and its Subsidiaries in the aggregate in any Fiscal Year to exceed the amounts set forth in paragraph (b) of this Annex G, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by Holdings and its Subsidiaries in the aggregate in any Fiscal Year to exceed $10,000,000.

(d) Minimum Availability. The Credit Parties shall not permit Borrowing Availability (without duplication, after giving effect to the Term Loan Reserve, the Minimum Availability Amount and all other Reserves then in effect) to be less than zero.

(e) Minimum Asset Coverage. Credit Parties shall not permit, at any time, (i) the positive difference between (A) the Borrowing at such time (without taking into account the Revolver/Term Loan A Reserve, the Minimum Availability Amount or any other Reserves) and (B) the principal amount of all Indebtedness outstanding (including without limitation, all undrawn letters of credit) under the Term Loan Agreement and this Agreement at such time

(such positive difference, the “Minimum Asset Coverage”) to be less than the correlative amount indicated below under the heading “Minimum Asset Coverage” for such period, or (ii) the percentage obtained by dividing (A) the amount specified in clause (i)(B) above at such time to (B) the amount specified in clause (i)(A) above at such time to be greater than the percentage specified below under the heading “Maximum Coverage Percentage” for such period:

Period	Minimum Asset Coverage	Maximum Coverage Ratio
Fifth Amendment Effective Date through 3/15/08	$30,000,000	71.5%
3/16/08 through 3/29/08	$16,000,000	85.0%
3/30/08 through 4/11/08	$18,500,000	82.0%
4/12/08 through 5/10/08	$23,500,000	78.0%
5/11/08 through 5/31/08	$18,500,000	80.5%
6/1/08 and at all times thereafter	$100,000,000	45.0%

(f) Certain Calculations. For purposes of determining compliance with (i) the financial covenants set forth in this Annex G, (ii) the Fixed Charge Coverage Ratio requirements, and (iii) Borrowing Availability, in each case, in connection with a proposed Permitted Acquisition or a proposed Restricted Junior Payment, Consolidated Adjusted EBITDA, the components of Consolidated Fixed Charges and Borrowing Availability shall be calculated with respect to such period on a pro-forma basis (including pro forma adjustments approved by Agent in its sole discretion) using the historical audited (if available) financial statement of any business so acquired or to be acquired (in connection with a proposed Permitted Acquisition) and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if the Permitted Acquisition or Restricted Junior Payment had been consummated at the beginning of such period.

(g) Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American

Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of Consolidated Adjusted EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.